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                                                                    EXHIBIT 10l


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of May 1, 2001 (this "Agreement"), is made and entered into by and among BROWN & BROWN OF MISSOURI, INC., a corporation incorporated under the laws of the State of Missouri ("Buyer"), PARCEL INSURANCE PLAN, INC., a corporation incorporated under the laws of the State of Delaware ("Seller"), OVERSEAS PARTNERS CAPITAL CORP., a corporation organized under the laws of the State of Delaware ("Parent") and OVERSEAS PARTNERS LTD., a corporation organized under the laws of the Islands of Bermuda ("OPL").

                                   BACKGROUND

         Seller has its principal executive offices in St. Louis, Missouri and is engaged in the small package insurance (i.e., insurance of individual packages under US$25,000.00 in value) agency business throughout the United States (as more fully described in SECTION 1.2, the "Business"), and wishes to sell substantially all of its assets relating to the Business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement. OPL owns all of the outstanding capital stock of Parent, which in turn owns all of the outstanding capital stock of Seller. OPL and Parent are entering into this Agreement to provide certain non-competition, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into this transaction.

         THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1.
                                 THE ACQUISITION

         Section 1.1 COVENANTS OF SALE AND PURCHASE. As of the Effective Date (as defined in SECTION 2.6), at the Closing (as defined in SECTION 2.1) and upon and subject to the terms and conditions of this Agreement, the parties mutually covenant and agree as follows:

                  (a) Seller shall sell, convey and assign to Buyer all of its right, title and interest of Seller in and to the Acquired Assets (as defined in SECTION 1.2), free and clear of all liens, pledges, security interests, charges, restrictions or encumbrances of any nature whatsoever;

                  (b)      OPL shall agree to the non-competition covenants in
SECTION 5.2;

                  (c) Buyer shall purchase the Acquired Assets from Seller and assume the Assigned Contracts (as defined in SECTION 1.2(C)) in exchange for the consideration described in SECTION 1.4(A)(I), SECTION 1.4(A)(II) and SECTION 1.4(A)(IV); and

                  (d) Buyer shall receive the benefit of such covenants by OPL in exchange for the consideration described in SECTION 1.4(A)(III).

         Section 1.2 THE ACQUIRED ASSETS. In this Agreement, the phrase "Acquired Assets" means all of the assets of Seller described below:

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                  (a)      Purchased Book of Business. All of the Business,
including but not limited to the small package insurance agency business and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to the Business, whether compiled by Seller or by other agents or employees of Seller, including but not limited to: (i) lists of insurance companies and records pertaining thereto; and
(ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded information customarily used by Seller or available to Seller, including all other records of and pertaining to the accounts and customers of Seller, past and present, including, but not limited to, the active insurance customers of Seller, all of whom are listed on Schedule 1.2(a) hereto (collectively, the "Purchased Book of Business").

                  (b) Intangibles. All intangible personal property currently used by Seller in connection with the Business or pertaining to the Acquired Assets, including without limitation the following:

                           (i)      all of Seller's Business records necessary
to enable Buyer to renew the Purchased Book of Business;

                           (ii)     the goodwill of the Business, including the
corporate name "Parcel Insurance Plan, Inc.", and any other trade names that are currently used by Seller, and all telephone listings, post office boxes, mailing addresses (to the extent transferable), and advertising signs and materials that are currently used by Seller; and

                           (iii)    all Intellectual Property (as defined below)
related to the Business and currently used by Seller.

                  As used in this Agreement, the term "Intellectual Property" means (A) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks and service marks, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all copyright applications, registrations, and renewals in connection therewith, (D) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (E) all computer software (including data and related documentation), but excluding computer software commercially available to the general public and readily replaceable, (F) all other proprietary rights, and (G) all copies and tangible embodiments thereof (in whatever form or medium).

                  (c) Assigned Contracts. All of Seller's (i) non-solicitation and non-disclosure agreements and covenants not to compete listed on Schedule 1.2(c)(i) and contracts and agreements described in SECTIONS 3.9(C)(I), (II), (IV) (but only with respect to capitalized lease obligations),
(V) (but only with respect to agreements that are in favor of Buyer) and (XII) and listed on Schedule 3.9(c), and (ii) contracts and agreements that would be required to be listed on Schedule 3.9(c) pursuant to SECTIONS 3.9(C)(I), (II),
(IV) (but only with respect to capitalized lease


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obligations) and (XII) but for the amount of annual payments provided thereunder, which are not listed on Schedule 3.9(c), which contracts and agreements Seller has attempted in good faith to list on Schedule 1.2(c)(ii) hereto (all of the contracts, agreements and instruments referenced in (i) and (ii) of this SECTION 1.2(C) are collectively referred to herein as the "Assigned Contracts").

                  (d) Miscellaneous Items. All other assets of Seller relating or pertaining to the Purchased Book of Business, which may include (i) computer disks, servers, software, databases (whether in the form of computer tapes or otherwise), related object and source codes, and associated manuals, and any other records or media of storage or programs for retrieval of information pertaining to the Purchased Book of Business, (ii) all supplies and materials, including promotional and advertising materials, brochures, plans, supplier lists, manuals and handbooks, and related written data and information,
(iii) all Internet web site content, related object and source codes, domain names and addresses, (iv) claims, customer and other deposits (subject to the assumption of the liabilities related thereto pursuant to SECTION 1.4(D)(I)), prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights or recoupment, (v) copies of personnel, benefit, compensation and other records and documents relating to the employees of Seller, and (vi) any transferable franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities (as defined in Section 3.5), in all cases excluding all property and casualty agent licenses or broker licenses held by Seller or its employees.

                  (e) Tangible Property. All items of furniture, fixtures, computers, office equipment and other tangible property used in the Business, including but not limited to the property listed in Schedule 1.2(e). To the extent that any of such items are subject to a lease identified in Schedule 3.9(c), Buyer shall assume such lease and acquire all of Seller's right, if any, to acquire such property upon termination of such lease.

         Section 1.3 EXCLUSIONS AND EXCEPTIONS. Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, any assets, liabilities and obligations not described in SECTION 1.2 and SECTION 1.4(D)(I) of this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary set forth in, Buyer shall not purchase or assume any of the following:

                  (a) Seller's cash in hand or in banks and other readily liquid working capital as of the close of business on the Effective Date or the Closing Date, whichever amount is greater, including Seller's accounts and other receivables, money market certificates, stocks and bonds;

                  (b) (i) any contract, lease or other obligation that relates to the Acquired Assets or the Purchased Book of Business and is not otherwise specifically assigned to Buyer under this Agreement (including, without limitation, any agreement (except capitalized lease obligations) described in SECTION 3.9(C)(IV) of this Agreement), or (ii) any contract, lease or other obligation whatsoever not relating to the Acquired Assets or the Purchased Book of Business;

                  (c) (i) Seller's corporate charter and by-laws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller


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as a corporation or (ii) any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

                  (d) except as set forth in SECTION 5.11(D), any duty or liability of any type whatsoever with respect to any employee or to any pension or profit sharing plan or other employee benefit including, without limitation, those described in SECTION 3.19 hereof;

                  (e) any liability of Seller, Parent, or any of their respective directors, officers, employees, agents, affiliates or representatives, with respect to any litigation, proceedings, or other actions or disputes directly or indirectly involving such parties including, but not limited to, any such actions or disputes set forth in Schedule 3.10 hereto;

                  (f) (i) any liability of Seller for Taxes (as defined in SECTION 6.6 hereof) arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (ii) any obligation of Seller to indemnify any person or entity (including Parent) by reason of the fact that such person or entity was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise) (iii) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) any liability or obligation of Seller under this Agreement (or under any related agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); or

                  (g) any documents, books, records, agreements, correspondence and financial data, whether in paper, electronic, digital or other format, which do not relate or pertain to the Business.

         Section 1.4       CONSIDERATION; ASSUMPTION OF LIABILITIES.

                  (a) Buyer shall on the Closing Date: (i) assume the Assumed Liabilities as provided in SECTION 1.4(D); (ii) deliver to Seller at the Closing US$18,256,711.18 which equals (A) Twenty Million Seven Hundred Thousand United States Dollars (US$20,700,000), plus (B) the amount by which the "Credit Due Seller" as set forth in Schedule 1.4(a) exceeds the amount of the "Credit Due Buyer" as set forth in Schedule 1.4(a) but not less than zero, minus (C) US$168,264.17, the amount by which the "Credit Due Buyer" as set forth in
Schedule 1.4(a) exceeds the amount of the "Credit Due Seller" as set forth in
Schedule 1.4(a) but not less than zero, plus (D)US$24,975.35 the "Total Assumed Liabilities" amount set forth on Schedule 1.4(d)(i), minus (E) US$2,300,000 (the "Holdback Amount"); (iii) deliver to OPL at the Closing Two Million Three Hundred Thousand United States Dollars (US$2,300,000.00); and (iv) deliver to LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf") at the Closing the Holdback Amount.

                  (b) Subject to SECTION 1.4(C), all amounts payable by Buyer pursuant to SECTION 1.4(A) shall be paid to Seller, OPL and LeBoeuf in cash by wire transfer or delivery of other


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immediately available funds in United States currency to one or more accounts designated in writing by LeBoeuf, Seller and/or OPL no later than two (2) business days prior to the date each such payment is to be made.

                  (c) The Holdback Amount described in SECTION 1.4(A)(II)(E) shall be subject to reduction pursuant to SECTION 1.5 hereof to offset any obligations of Seller or OPL under the indemnification provisions contained in ARTICLE 6 hereof. Satisfaction of any indemnity obligations from the Holdback Amount shall not operate to waive the indemnification obligations of Seller or OPL contained in ARTICLE 6 for damages incurred by Buyer in excess of such amounts. The Holdback Amount plus interest as provided in SECTION 1.5 hereof as may be reduced pursuant to SECTION 1.5 hereof, shall be paid to Seller on April 30, 2002 (or the next business day if April 30, 2002 is not a business day).

                  (d) As of the Effective Date, at the Closing and as additional consideration for the purchase of the Acquired Assets, Buyer shall execute and deliver to Seller:

                           (i)      an assumption agreement, in substantially
the form attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume from Seller and agree, subject to SECTION 1.3, to pay, perform and discharge when due, to the extent the same are unpaid, unperformed or undischarged on the Effective Date, all of the liabilities and obligations of Seller (A) which arise under the terms of any Assigned Contract, or (B) which are set forth on Schedule 1.4(d)(i) (collectively, the "Assumed Liabilities"); and

                           (ii)     a bill of sale and assignment, in
substantially the form attached hereto as Exhibit B (the "Bill of Sale and Assignment").

                  (e) For federal and state income tax purposes, the parties agree to allocate the aggregate consideration set forth in SECTION 1.4(A) as follows: (i) $546,649 shall be allocated to the tangible property listed on Schedule 1.2(e); (ii) $2,300,000 shall be allocated to the covenants of OPL set forth in SECTION 5.2 hereof; and (iii) the remainder shall be allocated to the Purchased Book of Business (the "Allocation"). Each of Buyer and Seller shall file, in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), an Asset Acquisition Statement on Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. The Form 8594 shall be consistent with the Allocation. Each of Buyer and Seller also shall prepare any additional Forms 8594 from time to time as are required to reflect any adjustments to the consideration set forth in
SECTION 1.4(A), and shall provide the other party with a copy of the additional Form 8594 within 60 days after the calendar year in which the adjustment occurs. The final version of each additional Form 8594 as agreed to by Buyer and Seller shall be timely filed by each of Buyer and Seller.

         Section 1.5       ESCROW OF HOLDBACK AMOUNT.

                  (a) At the Closing, Buyer, Seller and LeBoeuf shall enter into the Escrow Agreement in the form attached hereto as Exhibit C. Subject to
SECTION 1.5(c), the Escrow Fund thereunder shall be subject to withdrawal by Buyer in whole or in part to satisfy Seller's and OPL's indemnification obligations hereunder, with the balance of the Holdback Amount, if any, remaining


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after such withdrawals and payments, plus all accumulated interest thereon, liquidated promptly after April 30, 2002 and, no later than three (3) business days after such liquidation, delivered to Seller.

                  (b) Promptly after the Closing, Buyer and Seller shall direct LeBoeuf to transfer the Holdback Amount plus any interest thereon to a financial institution within or without the United States (the "Bank") as selected by Seller (subject to the reasonable approval of Buyer), which shall hold such amount in a money market deposit account, in Buyer's name and designated as the "Parcel Insurance Plan Escrow Account", which shall bear interest at the prevailing rate offered by such financial institution for such accounts. Such account, subject to SECTION 1.5(C), shall be subject to withdrawal by Buyer in whole or in part to satisfy Seller's or OPL's indemnification obligations hereunder, with the balance of the Holdback Amount, if any, remaining after any such withdrawals and payments, plus all accumulated interest thereon, liquidated promptly after April 30, 2002 and, no later than three (3) business days after such liquidation, delivered to Seller.

                  (c)      Upon the occurrence of an indemnifiable event under
ARTICLE 6 hereof, Buyer shall first make a claim for the indemnifiable amount resulting from such indemnifiable event from the Holdback Amount and shall provide written notice of intention to make a withdrawal from the Escrow Fund under the Escrow Agreement referenced in SECTION 1.5(A) or the money market deposit account referenced in SECTION 1.5(B), as the case may be, to Seller or OPL. Such notice shall summarize the reason for such withdrawal and the amount of the Holdback Amount to be applied in satisfaction of OPL's indemnification obligation. If Seller agrees with the purpose of such withdrawal, then Seller and Buyer shall submit a written notice signed by Seller and Buyer to LeBoeuf or the Bank, as the case may be, directing LeBoeuf or the Bank, as the case may be, to release the indemnifiable amount to Buyer. If Seller disputes in good faith the purpose of such withdrawal, Seller and Buyer shall resolve any dispute before submitting any written notice to LeBoeuf or the Bank, as the case may be.

         Section 1.6 COMMISSIONS COLLECTED. Notwithstanding anything to the contrary in SECTION 1.3, all commissions on installments of agency bill policies actually received by Seller prior to the Effective Date (as defined in SECTION 2.6) shall be the property of Seller and those actually received by Seller or Buyer on or after the Effective Date shall be the property of Buyer. All contingent commissions and/or override commissions received on or after the Effective Date, regardless of when earned, shall be the property of Buyer. All additional or return commissions as a result of audits conducted prior to the Effective Date and actually received from or repaid to insurance carriers before the Effective Date shall be the property or the responsibility of Seller, regardless of the effective date of the underlying policy, and those actually received from or repaid to insurance carriers on or after the Effective Date shall be the property or responsibility of Buyer, regardless of the effective date of the underlying policy. Notwithstanding the provisions of SECTION 3.12 and SECTION 6.6 of this Agreement, (a) Seller shall be responsible for and shall indemnify Buyer for Taxes in respect of commissions that are the property of Seller in accordance with this SECTION 1.6, and (b) Buyer shall be responsible for and shall indemnify Seller for Taxes in respect of commissions that are the property of Buyer in accordance with this SECTION 1.6.


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                                   ARTICLE 2.
               CLOSING, ITEMS TO BE DELIVERED, FURTHER ASSURANCES,
                               AND EFFECTIVE DATE

         Section 2.1 CLOSING. The consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities under this Agreement (the "Closing") shall take place at 10 a.m., local time, on May 11, 2001 or on such later date upon which the parties may mutually agree (the "Closing Date") at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York City, New York 10019, unless another location is agreed to by the parties hereto.

         Section 2.2       CONVEYANCE AND DELIVERY BY SELLER. At the Closing:

                  (a) Seller shall surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as shall be necessary and effective to consummate the transactions specified or contemplated by this Agreement and to transfer and assign to, and vest in, Buyer all of Seller's right, title, and interest in and to the Acquired Assets free and clear of any lien, charge, pledge, security interest, restriction or encumbrance of any kind except as otherwise indicated in this Agreement; and

                  (b) Seller shall deliver to Buyer: (i) all keys to each office site, facility, and equipment transferred to Buyer; (ii) all security and access codes, if any, applicable to each site, facility, and equipment transferred to Buyer; and (iii) the Bill of Sale and Assignment, executed by Seller.

         Section 2.3 ASSUMPTION AND DELIVERY BY BUYER. On the Closing Date, Buyer shall (a) make the payments described in SECTION 1.4(A)(II), (III) and (IV), by wire transfer of immediately available funds in United States currency to the appropriate accounts, and (b) deliver to Seller the Assumption Agreement, executed by Buyer.

         Section 2.4 MUTUAL PERFORMANCE. At the Closing, the parties shall also deliver to each other the agreements and other documents referred to in
ARTICLE 5 hereof.

         Section 2.5 FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties hereto shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to consummate the transactions specified or contemplated by this Agreement and to carry out, evidence and confirm the intended purposes of this Agreement.


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         Section 2.6       EFFECTIVE DATE. The effective date of all documents
and instruments executed at the Closing shall be May 1, 2001 at 12:01 am Central Daylight Time (the "Effective Date") unless otherwise specified.

                                   ARTICLE 3.
            REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT AND OPL

         Seller, Parent and OPL represent and warrant, jointly and severally, to Buyer as follows:

         Section 3.1 ORGANIZATION OF SELLER. Seller is a corporation organized and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

         Section 3.2       ORGANIZATION OF PARENT AND OPL.

                  (a) Parent is a corporation organized and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) OPL is a corporation organized and in good standing under the laws of the Islands of Bermuda. OPL has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.3 CAPITALIZATION. Parent owns and holds all of the outstanding shares of capital stock of Seller and there are no outstanding options or rights to acquire additional shares of capital stock of Seller.

         Section 3.4 AUTHORITY. Seller, Parent and OPL each have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the Agreement and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, Parent and OPL, including without limitation the respective boards of directors of Seller, Parent and OPL. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller, Parent and OPL in accordance with the provisions hereof (collectively, the "Seller's Documents") shall be, duly executed and delivered by duly authorized officers of Seller, Parent and OPL on behalf of Seller, Parent and OPL, respectively, and assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes, and the Seller's Documents when executed and delivered shall constitute, legal, valid and binding obligations of Seller, Parent and OPL, enforceable against Seller, Parent and OPL in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset


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creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

         Section 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 3.5, neither the execution, delivery or performance of this Agreement by Seller and Parent nor the consummation by them of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall
(a) conflict with or result in any breach of, any provision of their respective Certificates of Incorporation or Bylaws (or equivalent charters or organizational documents), (b) require any filing with, or permit, authorization, consent or approval of, any federal, state, local, or foreign court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "Governmental Authority"), or (c) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Seller or Parent is a party or by which Seller or any of its properties or assets may be bound.

         Section 3.6 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Acquired Assets or any interest therein.

         Section 3.7 FINANCIAL STATEMENTS AND OTHER FINANCIAL DATA. The following financial statements of Seller (collectively, the "Financial Statements") have been delivered or previously made available to Buyer: (i) statements of assets, liabilities and equity-income tax basis and the related statements of revenues, expenses and retained earnings-income tax basis, and the respective accountants' compilation reports related thereto, as of and for the fiscal years ended December 31, 2000, December 31, 1999, and December 31, 1998 (the "Most Recent Fiscal Year End") for Seller, and (ii) unaudited statements of assets, liabilities and equity-income tax basis and the related statements of revenues, expenses and retained earnings-income tax basis ("Most Recent Financial Statements") as of and for the three (3) months ended March 31, 2001 (the "Most Recent Fiscal Month End"). The Financial Statements (including the Notes thereto) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller, including assets and liabilities (whether accrued, absolute, contingent or otherwise) as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements lack footnotes and other presentation items. Seller has not guaranteed any premium financing on behalf of its customers.

         Section 3.8 ORDINARY COURSE OF BUSINESS. Since the Most Recent Fiscal Month End, Seller has carried on the Business in the usual, regular and ordinary course in substantially the manner heretofore conducted and has taken no unusual actions in contemplation of this transaction, except with the consent of Buyer. Since the Most Recent Fiscal Month End, there have been no events or changes having an adverse effect on Seller, the Business or the Acquired Assets. Except as set forth in Schedule 3.8, all of Seller's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and


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shall be paid in accordance with their terms at their recorded amounts. Other than as described on Schedule 3.8, and without limiting the generality of the foregoing, since the Most Recent Fiscal Month End:

                  (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                  (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than US$5,000.00 or outside the ordinary course of business;

                  (c) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$5,000.00 to which Seller is a party or by which it is bound;

                  (d) Seller has not imposed or granted any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of its assets, tangible or intangible;

                  (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than US$5,000.00, or outside the ordinary course of business;

                  (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans, and acquisitions) either involving more than US$5,000.00, or outside the ordinary course of business;

                  (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than US$5,000.00 singly or US$10,000.00, in the aggregate;

                  (h) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

                  (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than US$5,000.00, or outside the ordinary course of business;

                  (j) Seller has not granted any license or sublicense of any rights under or with respect to any patent, trademark, servicemark, logo, corporate name or computer software;

                  (k) there has been no change made or authorized in the charter or bylaws of Seller;

                  (l) Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (m) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (n) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (o) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                  (p) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (q) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

                  (r) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

                  (s) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                  (t) Seller has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; and

                  (u) Seller has not entered into any agreement to purchase or acquire any insurance agency business.

         Section 3.9       ASSETS.

                  (a) Seller owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interest of any kind whatsoever (including insurance company payables), sole and exclusive right, marketable title and interest in and to the Acquired Assets, including but not limited to the customer expiration records for those customers listed in Schedule 1.2(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all other information comprising the Purchased Book of Business. Seller has not received notice that any of the accounts listed in
Schedule 1.2(a) has canceled or non-renewed or intends to cancel or non-renew.
Schedule 1.2(a) also shows the premiums paid to Seller by each customer during the twelve-month period ended April 30, 2001. None of the accounts shown in
Schedule 1.2(a) represents business that has been brokered through a third party.

                  (b) The service marks "Parcel Insurance Plan(R)" and "PIP(R)" are the only service marks used by Seller within the past three years. Seller has not received notice of any claims filed during the past three years against Seller alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of a third party, or, if so, the claim has been settled, withdrawn or abandoned with no existing liability to Seller and, to the Knowledge (as defined in SECTION 7.2 hereof) of Seller and Parent, Seller has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

                  (c) Schedule 3.9(c) lists all material contracts, agreements and other written or verbal arrangements to which Seller is a party, including, but not limited to:

                           (i)      any agreement (or group of related
agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of US$10,000.00 per annum;

                           (ii)     any agreement (or group of related
agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one
(1) year, result in a loss to Seller, or involve consideration in excess of US$10,000.00;

                           (iii)    any agreement concerning a partnership or
joint venture;

                           (iv)     any agreement (or group of related
agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$10,000.00 or under which it has imposed a security interest on any of its assets, tangible or intangible;

                           (v)      any employment, confidentiality,
nonsolicitation or noncompetition agreement;

                           (vi)     any agreement involving Parent or any of
Parent's affiliates (other than Seller);

                           (vii)    any collective bargaining agreement;

                           (viii)   any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of US$50,000.00 or providing severance benefits in excess of US$50,000.00;

                           (ix)     any agreement under which Seller has
advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

                           (x)      any agreement under which the consequences
of a default or termination could have a adverse effect on the Business, financial condition, operations, results of operations, or future prospects of Seller; or

                           (xi)     any other written arrangement (or group of
related arrangements) either involving more than US$10,000.00 or not entered into in the ordinary course of business.

Seller has delivered or made available to Buyer true and complete copies of each such agreement, and, in the case of unwritten agreements, a true and complete summary of such arrangements. Seller is in compliance with the terms thereof. With respect to each such agreement listed in Schedule 3.9(c), to the Knowledge of Seller: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

                  (d) The computer software currently being used by Seller in connection with the Business performs in accordance with the documentation, and other written material used in connection therewith is substantially free of defects in programming and operation as needed in the operation of the Business. Seller has delivered or previously made available to Buyer complete and correct copies of all user and technical documentation in their possession related to such software.

                  (e) Seller owns or leases all buildings, equipment, and other assets necessary for the conduct of the Business as presently conducted. All such assets are included within the Acquired Assets. Each such asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         Section 3.10 LITIGATION AND CLAIMS; SOLVENCY. Except as disclosed in Schedule 3.10, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority that would have a material adverse effect on (i) the ability of Seller to timely perform its obligations under this Agreement or any Seller's Document or to consummate the transactions contemplated hereby or thereby, or (ii) the Business or financial condition, results of operations or assets of Seller (a "Material Adverse Effect") or that would prevent Seller from consummating the transactions contemplated by this Agreement. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect or would prevent Seller from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller's property, has been filed by or against Seller, nor shall Seller file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall Seller permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days. Seller shall not become insolvent as a result of consummating the transactions contemplated by this Agreement.

         Section 3.11 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Schedule 3.11, Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of the Business (collectively, the "Permits"), and Seller is in compliance with the terms of the Permits except where the failure to hold any such Permit or where noncompliance with such Permits would not have a Material

Adverse Effect. Seller is not in violation of any law, ordinance or regulation of any Governmental Authority including without limitation any law, ordinance or regulation relating to any of Seller's employment practices. As of the date of this Agreement, no investigation or review by any Governmental Authority with respect to Seller is pending or, to the Knowledge of Seller and Parent, threatened.

         Section 3.12 TAX MATTERS. Seller has no liability or obligation in respect of Taxes (as defined in SECTION 6.6) for which Buyer may become liable or to which the Acquired Assets may become subject.

         Section 3.13 NON-SOLICITATION COVENANTS. Neither Seller nor Parent is a party to any agreement that restricts Seller's or Parent's ability to compete in the insurance agency industry or solicit specific insurance accounts.

         Section 3.14 ERRORS AND OMISSIONS. Seller has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in a liability for errors or omissions in the conduct of the Business, except such liabilities as are fully covered by insurance (other than deductibles). All errors and omissions (E&O) claims currently pending or threatened against Seller are set forth in Schedule 3.10. Seller has E&O insurance coverage in force, with minimum liability limits of $3 million per claim and $3 million aggregate, and a deductible of $10,000 per claim, and shall provide to Buyer evidence of such E&O coverage prior to or on the Closing Date.

         Section 3.15 ENVIRONMENTAL AND PUBLIC SAFETY COMPLIANCE. Seller and its predecessors entities and affiliates have complied with all laws (including rules and regulations thereunder) of any Government Authority concerning the environment, public health and safety, and employee health and safety except where noncompliance would not have a Material Adverse Effect, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Seller or its predecessor entities or affiliates alleging any failure to comply with any such law, rule or regulation. Neither Seller nor its predecessor entities or affiliates has received any notification from any Governmental Authority that it allegedly was a contributor to or a potentially responsible party in connection with, any place a which Hazardous Material was stored, treated, released or disposed. The term "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. ss.ss. 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. ss.ss.9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

         Section 3.16 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Seller.

         Section 3.17 INSURANCE. Schedule 3.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements, and that policy described in SECTION 3.14 hereof) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                  (a)      the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c)      the policy number and the period of coverage;

                  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Knowledge of Seller: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ARTICLE 1 hereof); (iii) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

         Section 3.18 LABOR MATTERS. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of Seller, Seller has not committed any unfair labor practice. Neither Seller, Parent nor the directors and officers (and employees with responsibility for employment matters) of Seller or Parent has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

         Section 3.19 EMPLOYEE BENEFIT PLANS. Schedule 3.19 lists each Employee Benefit Plan (as defined below) that Seller maintains or to which Seller contributes.

                  (a) Seller's group health plan, which includes Seller's flexible spending account plan (collectively, the "Group Health Plans"), complies in form and in operation in all material respects with the applicable requirements of ERISA (as defined below), the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the United States Internal Revenue Service or the United States Department of Labor, or any foreign governmental agencies performing similar functions.

                  (b) All required reports and descriptions (including Form 5500 Annual Reports and summary plan descriptions) have been filed or distributed appropriately with respect to the Group Health Plans. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to the Group Health Plans.

                  (c) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to the Group Health Plans.

                  (d) Seller has delivered (or no later than sixty (60) days prior to the Closing Date shall deliver) to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement the Group Health Plans.

                  (e) Seller does not contribute to, nor has ever been required to contribute to, any Multiemployer Plan (as such term is defined in ERISA Section 3(37)) or has any liability (including withdrawal liability) under any Multiemployer Plan.

                  (f) Seller does not maintain or contribute, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan (as such term is defined in ERISA Section 3(1) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                  (g) Except as provided in SECTION 5.11(C) and (D), Buyer shall have no obligations or liability with respect to any Employee Benefit Plan after the Closing Date.

As used in this Agreement, the term "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, as such term is defined in ERISA Section 3(2),
(b) Employee Welfare Benefit Plan, as such term is defined in ERISA Section 3(1), or (c) material fringe benefit plan or program, which covers or provides benefits to any Seller employee.

As used in this Agreement, the term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         Section 3.20 UNDISCLOSED LIABILITIES. Except where such liability would not have a Material Adverse Effect, Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for (a) liabilities set forth on the face of the balance sheet (rather than in any notes thereto) included in the Most Recent Financial Statements and (b) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         Section 3.21      INTELLECTUAL PROPERTY.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Purchased Book of Business as presently conducted, except where the failure to own, or have the right to use, such Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each item of Listed Intellectual Property owned or used by Seller immediately prior to the Closing hereunder shall be owned or available for use by Buyer on terms and conditions substantially similar to those applicable immediately subsequent to the Closing hereunder. "Listed Intellectual Property" shall mean those items listed in
Schedule 3.21(c) and

3.21(d) (except for computer software that is commercially available to the general public and readily replaceable).

                  (b) To Seller's Knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor Parent has received any written notice or complaint (other than notices or complaints that have been resolved, withdrawn or abandoned) alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

                  (c) Seller has no patents issued in its name, or patent applications filed or pending. Schedule 3.21(c) identifies each license or other agreement to which Seller is a party and pursuant to which Seller has granted to any third party the right to use any of its Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such licenses and other agreements (as amended to date). Schedule 3.21(c) also identifies (1) each trade name and registered or unregistered trademark and service mark currently used by Seller in the Business and (2) each copyright registration owned by Seller. With respect to each item of Intellectual Property required to be identified in
Schedule 3.21(c):

                           (i)      Seller possesses all right, title, and
interest in and to the item, free and clear of any security interest, license, or other restriction;

                           (ii)     The item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           (iii)    No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, threatened, that challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (iv)     Seller has not granted any sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

                  (d) Schedule 3.21(d) identifies each license, sublicense, or other agreement to which Seller is a party and pursuant to which Seller is authorized to use Intellectual Property that any third party owns. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, or other agreements, (as amended to date). With respect to each license, sublicense or agreement identified in Schedule 3.21(d):

                           (i)      the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (ii)     the license, sublicense, agreement, or
permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ARTICLE 2 above);

                           (iii)    to Seller's Knowledge, no party to the
license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

                           (iv)     no party to the license, sublicense,
agreement, or permission has provided notice of repudiation of any provision thereof;

                           (v)      to the Knowledge of Seller, the underlying
item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vi)     no action, suit, proceeding, hearing,
investigation, or complaint is pending against Seller or, to the Knowledge of Seller, is threatened, that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (vii)    Seller is not a party to any sublicense
pursuant to which Seller has granted rights to the license, sublicense, or agreement.

         Section 3.22 SUBSIDIARIES. Seller does not have and has never had any subsidiaries.

         Section 3.23 NO MISREPRESENTATIONS. None of the representations and warranties of Seller and Parent set forth in this Agreement, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not materially misleading.

                                   ARTICLE 4.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller and Parent as follows:

         Section 4.1 ORGANIZATION. Buyer is a corporation organized and in good standing under the laws of Missouri, and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

         Section 4.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the Agreement and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer, including without limitation the board of directors of Buyer. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer in accordance with the provisions hereof (collectively, the "Buyer's Documents") shall be, duly executed and delivered by duly authorized officers of Buyer, and, assuming this Agreement constitutes a valid and binding obligation of Seller, constitutes, and the Buyer's Documents when executed and delivered shall constitute, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

         Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery, or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof shall (a) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of Buyer,
(b) require any filing with, or permit, authorization, consent, or approval of, any Governmental Authority (except for necessary reports and other filings with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange), (c) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or, except in connection with (i) the loan facilities of Buyer's parent company, Brown & Brown, Inc., with SunTrust Bank and Continental Casualty Company, respectively, or (ii) the insurance carriers for certain of Buyer's insurance policies, require any notice or consent any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.

         Section 4.4 LITIGATION. There is no suit, claim, action, proceeding, or investigation pending or, to the Knowledge of Buyer, threatened against Buyer or its affiliates before any Governmental Authority that would have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement. Buyer is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Buyer, or petition to appoint a receiver or trustee of Buyer's property, has been filed by or against Buyer, nor shall Buyer file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Buyer has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall Buyer permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days.

         Section 4.5 COMPLIANCE WITH APPLICABLE LAW. Buyer holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Authorities necessary for the lawful conduct of its insurance agency business and the Purchased Book of Business. Buyer is not in violation of any law, ordinance or regulation of any Governmental Authority, including, without limitation, any law, ordinance or regulation relating to any of Buyer's employment practices except where a failure to comply would not have a material adverse effect on Buyer. As of the date of this Agreement, no investigation or review by any Governmental Authority with respect to Buyer is pending or, to the Knowledge of Buyer, threatened.

         Section 4.6 CONTRACTS WITH THIRD PARTIES. Buyer and its affiliates have no contract, agreement or understanding with any third party concerning a potential sale of the Acquired Assets or the Business, or any portion of either, following the Closing.

         Section 4.7 FINANCIAL ABILITY. Buyer has adequate financial resources and capability to consummate the transactions contemplated by this Agreement and to honor its obligations hereunder. Buyer will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

         Section 4.8 NO MISREPRESENTATIONS. None of the representations and warranties of Buyer set forth in this Agreement, notwithstanding any investigation thereof by Seller, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not materially misleading.

                                   ARTICLE 5.
                              ADDITIONAL AGREEMENTS

         Section 5.1 BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         Section 5.2 NON-COMPETITION COVENANTS. Given the national nature of the Business, OPL agrees that, for a period of five (5) years beginning on the Closing Date, OPL shall not directly or indirectly (including, without limitation, through Seller and/or Parent or any successor entity thereof) engage in, or be or become the owner of a direct or indirect equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer) engaged as a managing general agency (MGA) in the Small Package Insurance agency business with respect to customers whose shipments originate from within the United States (including its territories, commonwealths and dependencies). Without limiting the foregoing, OPL shall not, during such five-year period, (a) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by Buyer, or (b) directly or indirectly hire or solicit any employees of Buyer or its affiliates (other than Charles D. Smith) to work for OPL or any of its affiliates, or any company that competes with Buyer or its affiliates.

         Section 5.3 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 5.2, Buyer shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in
SECTION 5.2 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Seller, Parent and OPL each acknowledge that the covenants set forth in SECTION 5.2 represent an important element of the value of the Acquired Assets and were a material inducement for Buyer to enter into this Agreement.

         Section 5.4       SUCCESSOR RIGHTS. The covenants contained in SECTION
5.2 shall inure to the benefit of any successor in interest of Buyer by way of merger, consolidation, sale or other succession.

         Section 5.5 ERRORS AND OMISSIONS TAIL COVERAGE. Seller shall purchase and pay in full for a tail coverage extension on its E&O insurance policy. Such coverage shall extend for a period of at least three (3) years from the Closing Date, shall have per claim and aggregate coverages and deductibles consistent with the coverages and deductibles currently maintained by Seller, and shall otherwise be in form and substance reasonably acceptable to Buyer. Seller shall take all reasonable steps to secure such coverage and shall deliver to Buyer evidence of such coverage as soon as practicable after the Closing Date.

         Section 5.6 EXPENSES. Each of Buyer, Seller, Parent and OPL shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller, Parent and OPL each agree that Buyer shall not bear Seller's, Parent's or OPL's costs or expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Seller also agrees that it has not paid any amount to any third party, and shall not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of Seller, Parent and OPL (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Sales, transfer, documentary and similar taxes, fees and assessments, if any, payable in connection with the sale, conveyance, assignment, transfers and deliveries made to Buyer in connection herewith shall be paid by Seller.

         Section 5.7       CONFIDENTIALITY.

                           (a)      Buyer, Seller, Parent and OPL shall consult
with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing with the SEC or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of the approval of the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

                           (b)      Seller, Parent and OPL shall each treat
confidential and hold as such all of the information concerning the Business and affairs of the Seller prior to Closing or Buyer subsequent to the Closing that is not already generally available to the public ("Confidential Information"); provided, however, that Seller, Parent and OPL shall be permitted to use the Confidential Information in connection with the defense against any legal proceeding, claim, complaint or investigation involving Seller, Parent or OPL; provided, further, that Seller, Parent and OPL shall use reasonable best efforts to retain the confidentiality of such information used in any such defense. If Seller or Parent is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller (on behalf of itself or Parent, as the case may be) shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this
SECTION 5.7. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, Parent or OPL is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller, Parent or OPL, as the case may be, may disclose the Confidential Information to the tribunal solely in connection with such matter; provided, however, that Seller, Parent or OPL, as the case may be, shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

         Section 5.8 ENFORCEMENT OF EMPLOYMENT AGREEMENTS. After the Closing, and at Buyer's request, Seller shall (a) take all reasonable measures to enforce the terms of those non-compete/non-solicitation agreements with its existing employees that either have not been or cannot be assigned to Buyer, including pursuing legal and injunctive proceedings, and (b) cooperate with Buyer in enforcing the terms of those contracts assigned to Buyer and shall join in any legal or injunctive proceedings instituted by Buyer for such purpose. Buyer shall bear the costs and fees of any such proceedings.

         Section 5.9       CORPORATE NAME; DISSOLUTION OF SELLER AND/OR PARENT.

                  (a) Promptly after the Closing, Seller agrees to cease all use of the corporate name "Parcel Insurance Plan, Inc." or the service marks "Parcel Insurance Plan(R)", "PIP(R)", or any derivative thereof and shall, no later than five (5) business days after the Closing, file an amendment to its Certificate of Incorporation with the Delaware Secretary of State, changing its corporate name to a new corporate name that bears no resemblance to its current corporate name.

                  (b) Buyer acknowledges and agrees that at any time after the Closing Date, Seller and/or Parent may voluntarily dissolve pursuant to
Section 275 of the Delaware General Corporation Law. Within 15 business days after the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, Buyer shall be provided with written notice of any such dissolution. Upon any such dissolution, OPL shall succeed to the rights and obligations hereunder of the dissolved party.

         Section 5.10 TERMINATION OF EMPLOYEE BENEFIT PLANS. At the Closing, Seller shall deliver to Buyer copies of duly adopted resolutions of Seller's Board of Directors (a) terminating Seller's Employee Benefits Plans (other than the Group Health Plans), with such termination effective prior to the Closing Date, (b) providing that no contributions shall be made to Seller's 401(k) Plan after such date, and (c) directing Seller's or Parent's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan and to submit a notice of intent to terminate to all interested parties under the 401(k) Plan.

         Section 5.11 EMPLOYEES OF SELLER. (a) (a) Prior to the Closing Date, Buyer shall make offers of employment to all Seller employees listed in
Schedule 5.11 (the "Transferred Employees"). Such offers of employment shall be at compensation levels which are, in the aggregate, economically similar to the compensation levels which Transferred Employees enjoyed as employees of Seller. Additionally, such Transferred Employees shall be entitled to the same benefits as conferred upon any other employees of comparable rank of Buyer. Buyer agrees to provide to the Transferred Employees who become employees of Buyer credit for service under the existing employee benefit plans in which employees of Buyer are participants (the "Existing Plans"), to the extent permissible under the Existing Plans and to the extent that such Transferred Employees are otherwise eligible to participate, as employees of Buyer, in the Existing Plans, for the purposes of participation, vesting and accrual of benefits; provided, however, that no credit for service for purposes of participation, vesting or accrual of benefits under the Existing Plans will be awarded to any such Transferred Employees under any Existing Plan with respect to any period that is prior to the earliest date that any of Buyer's existing employees have received credit for purposes of participation, vesting or accrual of benefits under such Existing Plan. Buyer further agrees that, to the extent possible, it will waive any "pre-existing condition" exclusion or waiting periods that may limit any such Transferred Employee's qualification for coverage under Buyer's standard and customary health benefits and will credit all co-payments and deductions paid by the Transferred Employees under Seller's plan prior to the Closing toward any applicable deductible out-of-pocket requirements. Buyer shall maintain such compensation and benefit levels for a period of at least one (1) year after the Closing Date for those Transferred Employees who remain employed with Buyer.

                  (b) On and after the Effective Date, Buyer agrees to assume responsibility for any and all liabilities and obligations of Seller which have arisen or may arise in connection with the employment of the Transferred Employees. Without limiting the foregoing, Buyer agrees that such liabilities shall include, but not be limited to: the timely payment of all payroll expenses, the timely withholding, payment and/or deposit of any applicable income or employment taxes, and the timely payment of any required contributions to any Employee Benefit Plan of Seller. Each of the foregoing liabilities are among the Assumed Liabilities as defined in SECTION 1.4(D)(I) hereof.

                  (c) Buyer agrees to assume responsibility for providing the appropriate COBRA notices and for providing COBRA continuation coverage to all "M&A qualified beneficiaries" as such term is defined in Treas.
Reg. ss. 54.4980B-9. For purposes of this Agreement, COBRA means health continuation obligations under ss. 4980B of the Code.

                  (d) Subject to SECTION 6.6 hereof, on and after the Closing Date, Buyer agrees to assume responsibility for Seller's Group Health Plans, until such time as those Transferred Employees who participate in such Group Health Plans become enrolled to participate in Buyer's group health plan (including Buyer's flexible spending account plan).

                  (e) Nothing contained in this Agreement, expressed or implied, is intended to confer any rights, obligations, liabilities, or remedies on behalf of any Transferred Employee or their respective beneficiaries, dependents or successors.

         Section 5.12 NOTICES AND CONSENTS. Seller shall give any notices to third parties, and Seller shall use its reasonable best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in Schedule 3.5. Seller and Buyer shall give any notices to, make any filings with, and use their reasonable best efforts and cooperate with one another to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in SECTION 3.5 above.

         Section 5.13 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the transactions contemplated by this Agreement to take place on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, any of which may be waived by a party with respect to its own obligation to close:

                  (a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority, the failure to obtain which would have a Material Adverse Effect, shall have been filed, occurred, or been obtained.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the transaction, (ii) causing any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affecting adversely the right of Buyer to own the Acquired Assets or to operate the Business, or (iv) affecting adversely the Business, assets, properties, operation (financial or otherwise), or prospects of Buyer with respect to its ownership of the Acquired Assets or operation of its business as a result of such acquisition; provided, however, that the party invoking this provision shall use its best efforts to have any such restraint removed.

                  (c) Third Party Consents. All required third-party consents shall have been obtained, including without limitation the consents listed in Schedule 3.5.

         Section 5.14 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction of the following conditions, unless waived by Buyer:

                  (a) Representations and Warranties. The representations and warranties of the Seller, Parent and OPL set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations by Seller, Parent, and OPL. Seller, Parent and OPL shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date including, without limitation, the satisfaction and release of any liens, judgments, or other encumbrances upon any of the Acquired Assets.

                  (c) Seller, Parent and OPL Certificates. An officer of each of Seller, Parent and OPL shall have delivered to Buyer a certificate to the effect that each of the conditions specified in SECTIONS 5.13(A), (B) and
(C), and SECTIONS 5.14(A) and (B) is satisfied in all respects.

                  (d) Evidence of E&O Coverage. Buyer shall have received from Seller evidence of E&O coverage required in SECTION 5.5.

                  (e) Termination of Seller Employee Benefit Plans. Buyer shall have received from Seller copies of duly adopted resolutions of Seller's Board of Directors as described in SECTION 5.10.

                  (f) Charles Smith Non-Solicitation and Confidentiality Agreement. Buyer and Charles D. Smith, a member of the Board of Directors of, and President, Treasurer and Assistant Secretary of Seller, shall have executed and delivered a mutually agreeable Non-Solicitation and Confidentiality Agreement.

                  (g) Non-Disclosure and Non-Piracy Agreement. Daniel K. Daly shall have executed and delivered to Buyer a copy of Buyer's standard employment agreement, which contains confidentiality and non-solicitation provisions.

                  (h) Completion of All Actions to be Taken by Seller, Parent and OPL. All actions to be taken by Seller, Parent and OPL in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

                  (i) Adverse Changes. There shall have been no material adverse change to the business or financial condition of the Seller since the Most Recent Fiscal Month End.

         Section 5.15 CONDITIONS TO OBLIGATION OF SELLER, PARENT AND OPL. The obligations of Seller, Parent and OPL to effect the transactions contemplated by this Agreement to occur on the Closing Date are subject to the satisfaction of the following conditions, unless waived by Seller, Parent or
OPL:

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Buyer's Closing Certificate. An officer of Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in SECTIONS 5.13(A), (B) and (C) and SECTIONS 5.15(A) and
(B) are satisfied.

                  (d) Completion of All Actions Taken by Buyer. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

         Section 5.16 ADDITIONAL POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing:

                  (a) General. Seller acknowledges and agrees that from and after the Closing, Buyer shall be entitled to possession of all documents, books, records, agreements and financial data of any sort, whether in paper, electronic, digital or other format, relating to the Acquired Assets; provided, however, that for a period of 30 days following the Closing Date, Buyer shall provide to Seller, Parent and OPL and cause its affiliates to provide to Seller, Parent and OPL the reasonable opportunity to investigate, access, examine and copy such documents, books, records, agreements and financial data, whether in paper, electronic, digital or other format, including such documents, books, records, agreements and financial data transferred to Buyer pursuant to the Assumption Agreement. Any such investigation, access and examination shall be conducted during the regular business hours upon reasonable prior notice (but in any event, not less than two (2) business days prior to such investigation, access or examination) and under other reasonable circumstances, and Seller, Parent, OPL and Buyer and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate in a reasonable manner and as reasonably requested with the employees and representatives of each party and its affiliates in connection with such investigation, access and examination.

                  (b) Litigation Support. If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, preserve documents and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE 6 hereof).

                  (c) Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, insurance carrier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller shall refer all customer inquiries relating to the Business to Buyer from and after the Closing.

         Section 5.17      CONSENTS TO ASSIGNMENT.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, lease, license or agreement of any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof.

                  (b) If any such consent is not obtained prior to the Closing, Seller, Parent, OPL and Buyer shall cooperate (at their own expense) in any lawful and reasonable arrangement under which Buyer shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer and enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by the other party.

                                   ARTICLE 6.
                                 INDEMNIFICATION

         Section 6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. Subject to SECTION 6.6, the representations, warranties and indemnities set forth in this Agreement shall survive for a period of two (2) years from the Closing Date (the "Indemnification Period"). All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for the Indemnification Period. If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within the Indemnification Period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering notice of same to the other party within the Indemnification Period.

         Section 6.2       INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYER.

                  (a) To the extent that any Diverting Employee (as defined below) directly or indirectly diverts, on or before the one-year anniversary of the Closing Date, any line of coverage which is part of any account comprising the Purchased Book of Business, subject to SECTION 1.5(C), Buyer shall be paid by Seller or Parent (which obligations shall be joint and several) an amount equal to (i) 3.0 times (ii) the aggregate annualized policy commissions on such diverted lines of coverage. For purposes of this Agreement, a "Diverting Employee" means any person who is an employee of Seller during the sixty
(60)-day period prior to the Closing Date but does not become employed by Buyer by virtue of refusing to sign Buyer's standard employment agreement; provided, however, that any person that is employed by Buyer at any time during the one year period following the Closing Date shall not be a Diverting Employee (unless such person ceased to be employed by Buyer during such one year period because of such person's refusal to sign Buyer's standard employment agreement).

                  (b) Subject to SECTION 1.5(C), Seller and OPL agree, jointly and severally, to indemnify and hold Buyer and its officers, directors, and affiliates harmless from and against any Adverse Consequences (as defined below), net of any tax benefits or insurance actually received by Buyer, that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the breach of any of Seller's, Parent's or OPL's representations, warranties, obligations or covenants contained herein, (ii) the operation of the Business, the ownership of the Acquired Assets by Seller prior to the Effective Date, including, without limitation, any claims or lawsuits based on conduct of Seller, Parent or OPL occurring before the Effective Date, or (iii) any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law). For purposes of this ARTICLE 6, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs. For purposes of this
SECTION 6.2, "Adverse Consequences" also specifically includes any Adverse Consequences attributable to any deductible(s) due and payable under Seller's E&O tail policy as described in SECTION 5.5 hereof; provided, however, that to the extent Buyer incurs or suffers any Adverse Consequences for which equitable relief may be sought, the parties agree that Buyer may seek equitable relief for such Adverse Consequences from Seller, Parent, and/or OPL, as appropriate.

         Section 6.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF SELLER AND PARENT. Buyer agrees to indemnify and hold Seller, Parent, OPL and their respective officers, directors, shareholders and affiliates harmless from and against any Adverse Consequences, net of any tax benefits or insurance actually received by such party, any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's representations, warranties, obligations or covenants contained herein, (b) the operation of the

Business, ownership of the Acquired Assets or assumption of the Assumed Liabilities by Buyer on or after the Effective Date, including, without limitation, any claims or lawsuits based on conduct of Buyer occurring on or after the Closing, or (c) the employment by Buyer on or after the Effective Date of any of the Transferred Employees who become employees of Buyer.

         Section 6.4       MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this ARTICLE 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with SECTION 6.4(B) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless such settlement is on exclusively monetary terms or the Indemnified Party shall have consented in writing to the terms of such settlement.

                  (d) If any of the conditions in SECTION 6.4(B) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 6.

         Section 6.5       LIMITS ON INDEMNIFICATION.

                  (a) Deductible. (i) Seller, Parent and OPL shall not have any obligation or liability to Buyer under SECTION 6.2 unless and until the aggregate amount of Adverse Consequences suffered by Buyer arising out of matters referred to in SECTION 6.2 shall have exceeded US$150,000.00, in which case Seller, Parent and OPL shall be obligated and liable under SECTION 6.2 only with respect to such excess; and (ii) Buyer shall not have any obligation or liability to Seller, Parent or OPL under SECTION 6.3 unless and until the aggregate amount of Adverse Consequences suffered by Seller, Parent and OPL arising out of the matters referred to in SECTION 6.3 shall have exceeded US$150,000.00, in which case Buyer shall be obligated and liable under SECTION
6.3 only with respect to such excess.

                  (b) Limit of Liability. The aggregate liability of Seller, Parent and OPL, on the one hand, and Buyer, on the other hand, under
SECTION 6.2 or SECTION 6.3, respectively, shall not exceed US$23,000,000.

         Section 6.6 PAYMENT OF AND INDEMNIFICATION FOR TAXES, LITIGATION AND CERTAIN EMPLOYEE BENEFIT MATTERS. Notwithstanding anything in this ARTICLE 6 to the contrary:

                  (a) Seller shall be responsible for and shall indemnify Buyer for all Taxes in respect of the Acquired Assets payable for any Tax period or portion thereof ending on or prior to the Effective Date. Buyer shall be responsible for and shall indemnify Seller for all Taxes in respect of the Acquired Assets payable for any Tax period or portion thereof beginning on or after the Effective Date. All representations, warranties, covenants and indemnities in connection with any Tax liabilities (including, without limitation, in connection with Buyer's payment of any portion of the consideration pursuant to SECTION 1.4(A) hereof) shall survive until the expiration of the applicable statute of limitations period, provided, however, that there shall be no double recovery for any breach of representation under
SECTION 3.12 hereof for any indemnification obligation under SECTION 6.6(A) hereof.

As used in this Agreement, the term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (b) Notwithstanding SECTION 6.1, all representations, warranties, covenants and indemnities in connection with the operation of the Business, any litigation or other proceeding of any nature whatsoever directly or indirectly related to the Acquired Assets or the Assumed Liabilities arising prior to the Effective Date (including, but not limited to, any class action, litigation or proceeding involving Seller, Parent or OPL), shall survive until such litigation or


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

proceeding has been finally decided, settled or adjudicated; provided, however, that Buyer shall not be entitled to indemnification pursuant to SECTION 6.3 unless Buyer has delivered to OPL written notice of any such litigation or proceeding within one (1) year of: (i) the commencement of such litigation or proceeding that commences on or after the Effective Date, or (ii) the joinder of Seller, Parent or OPL to any class action, litigation or proceeding which such joinder occurs on or after the Effective Date.

                  (c) All representations, warranties, covenants and indemnities in connection with Buyer's assumption of responsibility for Seller's Group Health Plans as set forth in Section 5.11(d) hereof shall survive until the expiration of the applicable statute of limitations period.

                  (d) No Adverse Consequences with respect to the indemnifiable events set forth in this SECTION 6.6 shall be subject to the deductible or liability limitation (including the calculation of such deductible or liability limitation) set forth in SECTION 6.5 hereof.

         Section 6.7 TAX EFFECTS OF INDEMNIFICATION PAYMENTS. The Parties agree that any indemnification payments made pursuant to this Agreement, except any indemnification payment with respect to any breach of any covenant in
SECTION 5.2 of this Agreement, shall be treated for tax purposes as an adjustment to the payments made under SECTION 1.4(A)(II), (III) or (IV).

                                   ARTICLE 7.
                             [INTENTIONALLY OMITTED]

                                   ARTICLE 8.
                                  MISCELLANEOUS

         Section 8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (if confirmed), or mailed by registered or certified mail (return receipt requested), or overnight courier service to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

                  (a)      If to Buyer, to

                           Brown & Brown of Missouri, Inc.
                           c/o Brown & Brown, Inc.
                           401 E. Jackson St., Suite 1700
                           Tampa, Florida  33601
                           Fax No.: (813) 222-4464
                           Attn:    Laurel Grammig
                                    General Counsel

                  (b)      If to Seller, Parent or OPL, to

                           Parcel Insurance Plan, Inc.
                           c/o Overseas Partners Capital Corp.
                           115 Perimeter Center Place, Suite 940
                           Atlanta, Georgia  30346
                           Fax No.: (770) 913-6756
                           Attn:  David Gorst

                  With a copy to:

                           Overseas Partners Ltd.
                           Mintflower Place
                           8 Par-la-ville Road
                           Hamilton HMO8 Bermuda
                           Fax No.: (441) 295-3078
                           Attn:  Malcolm C. Furbert

                  and to:

                           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, New York  10019
                           Fax No.:  (212) 424-8500
                           Attn:  Michael Groll

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         Section 8.2 USE OF TERM "KNOWLEDGE". "Knowledge" means the actual knowledge of any director or officer of Buyer, Seller, Parent or OPL, as the case may be, as to any matter as to which such person has executive or supervisory responsibilities, and as to which such person has exercised reasonable diligence in the performance of such responsibilities.

         Section 8.3       COUNTERPARTS. This Agreement may be executed in two
(2) or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 8.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         Section 8.5 ASSIGNMENT. Except as contemplated in SECTION 5.4 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the


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

other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         Section 8.6 SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

         Section 8.7 ATTORNEYS' FEES AND COSTS. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

         Section 8.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with internal Missouri law without regard to any applicable conflicts of law.

         Section 8.9 AMENDMENT; WAIVER. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. Each of Seller and Parent may consent to any such amendment for itself at any time prior to the Closing without the prior authorization of its Board of Directors. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         Section 8.10 INCORPORATION OF EXHIBIT AND SCHEDULES. The Exhibit and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         Section 8.11 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 8.12 BULK TRANSFER LAWS. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of, and shall on demand reimburse Buyer for, any loss, liability, cost or expense suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge any claims of creditors that could be asserted against Buyer by reason of non-compliance with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]


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




         IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                  BROWN & BROWN OF MISSOURI, INC.



                                  By: /s/ Jim W. Henderson
                                      ------------------------------------------
                                  Name:    Jim W. Henderson
                                  Title:   President


                                  PARCEL INSURANCE PLAN, INC.



                                  By: /s/ Charles D. Smith
                                      ------------------------------------------
                                  Name:    Charles D. Smith
                                  Title:   President


                                  OVERSEAS PARTNERS CAPITAL CORP.



                                  By: /s/ Mary R. Hennessy
                                      ------------------------------------------
                                  Name:    Mary R. Hennessy
                                  Title:   President


                                  OVERSEAS PARTNERS LTD.



                                  By: /s/ Mark R. Bridges
                                      ------------------------------------------
                                  Name:    Mark R. Bridges
                                  Title:   Executive Vice President, Chief
                                           Financial Officer

                              EXHIBIT AND SCHEDULES

Exhibit A:                 Form of Assumption Agreement
Exhibit B:                 Form of Bill of Sale and Assignment
Exhibit C:                 Form of Escrow Agreement

Schedule 1.2(a):           Active Insurance Customers of Seller
Schedule 1.2(c)(i):        Assigned Contracts - Non-Disclosure Agreements
Schedule 1.2(c)(ii):       Assigned Contracts - Other
Schedule 1.2(e):           Tangible Property
Schedule 1.4(a):           Adjustments to Purchase Price
Schedule 1.4(d)(i):        Assumed Liabilities
Schedule 3.5:              Consents and Approvals
Schedule 3.8:              Ordinary Course Transactions
Schedule 3.9(c):           Material Contracts
Schedule 3.10:             List of Claims and Litigation of Seller
Schedule 3.11:             Compliance
Schedule 3.17:             Insurance
Schedule 3.19:             Employee Benefit Plans
Schedule 3.21(c):          Owned Intellectual Property
Schedule 3.21(d):          Licensed Intellectual Property
Schedule 5.11:             Transferred Employees



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